Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS FISCAL 2017 THIRD QUARTER FINANCIAL RESULTS

All Access Pass Progress Accelerates, with Contracts Invoiced plus Add-On Services Increasing to $13.1 Million for the Quarter Compared with $6.0 Million in the Third Quarter of Fiscal 2016
Company Expects Strong Fourth Quarter of Fiscal 2017
Company Completes Acquisition of Robert Gregory Partners, LLC
Revenue Ramps for New China Offices and Education Division

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal 2017 third quarter, which ended on May 31, 2017.

Highlights

▪	For Corporate Business:
o
Year-to-date through the third quarter, All Access Pass and Pass-related amounts invoiced reached $31.4 million, a $21.9 million increase, compared with $9.5 million for the same period in the prior year.

o	Year-to-date fiscal 2017 All Access Pass and Pass-related amounts accounted for 53% of the total revenue invoiced for those offices selling All Access Pass, compared with 14% last year.
o	Year-to-date All Access Pass net revenue renewal rate of more than 90%.
o	Nearing key inflection points on: 1) Recognition of deferred revenue; 2) Add-on service sales offsetting declines in traditional onsite delivery business; and 3) Increased profit flow-through.

▪	For Education Business:
o	Third quarter fiscal 2017 growth in Education segment was 14% over the prior year.
o	Expect more than 90% renewal of Leader In Me membership in fiscal 2017.
o	Expect to add approximately 800 Leader In Me schools by the end of the fourth quarter, with more than 500 schools added in the United States.

Introduction

During January 2016, the Company fully launched the All Access Pass (AAP) offering through its sales associates that serve the United States, Canada, the United Kingdom, and Australia.  The All Access Pass allows the Company's clients to: purchase unlimited access to FranklinCovey's collection of best-in-class content to address their most important performance needs; assemble, integrate, and deliver that content through any of a broad combination of delivery modalities; have the help of a FranklinCovey implementation specialist to design customized impact journeys; and do so at a very attractive price per population trained.  Since its introduction in the first quarter of fiscal 2016, AAP amounts invoiced have grown steadily on a year-over-year basis, from $5.8 million in the third quarter of fiscal 2016 to $9.2 million in the third quarter of fiscal 2017, and from $9.3 million in the first three quarters of fiscal 2016 to $22.0 million in the first three quarters of fiscal 2017, a 138 percent increase.  The Company believes that the transition to the All Access Pass will provide significant future benefits as the average client sales size increases, the retention rate of current clients improves, the ability to reach additional customers expands, and clients realize greater value to their organizations through access to expanded content and purchase additional services and training materials.  The Company also continues to invest in the AAP offering, and is currently translating the core content into 16 languages, which is expected to be completed and launched in fiscal 2018.  The Company believes that a broad range of clients, from large multi-national organizations to smaller organizations served by its international direct offices or licensee partners, will be able to leverage the benefits of the AAP offering in their organizations.

The change to the AAP business model has required a transition both operationally, as the sales force adapts its sales strategy, and from an accounting and reporting point of view.  Operationally, the AAP sales cycle is typically longer than previous transactional type sales for revenues such as facilitator and onsite contracts.  The Company believes this change reflects the strategic nature of the AAP sale and the need for additional approvals at its clients.  During the first quarter of fiscal 2017, the Company decided to allow new AAP intellectual property agreements to receive updated content during the contracted period.  Accordingly, the Company now defers substantially all AAP revenue at the inception of the agreement and recognizes it over the life of the corresponding contract.  The Company expects that the transition to the AAP business model will continue to have a significant impact on its fiscal 2017 financial results as a higher percentage of the amount of AAP contracts invoiced during the year will be deferred.  However, the recognition of those deferred sales is expected to significantly benefit fiscal 2018 and future periods.

During the third quarter of fiscal 2017, the Company entered into the following agreements which will expand the content and add-on services available to All Access Pass clients.

▪
On May 15, 2017, the Company acquired the assets of Robert Gregory Partners, LLC (RGP), a Dublin, Ohio based corporate coaching firm, for $3.5 million in cash plus potential contingent consideration totaling $4.5 million.  Robert Gregory Partners is a corporate coaching firm with expertise in executive coaching, transition acceleration coaching, leadership development coaching, implementation coaching, and consulting.  The Company plans to link the RGP coaching services to the implementation of the All Access Pass, and believes that it will become a key add-on service for All Access Passholders.

▪
During the third quarter, the Company acquired certain license rights for intellectual property for $0.8 million.  The intellectual property is in part based on works authored and developed by Dr. Clayton Christensen, a well-known author and lecturer, who is also a member of the Company's Board of Directors.  The initial license period is five years and the agreement may be renewed for successive five-year periods.  The Company anticipates further purchases of intellectual property rights in the future as it seeks to expand the offerings available through its AAP portal.

The Company has traditionally recognized the majority of its earnings during the third and fourth quarters of each fiscal year, and believes that continued investments in its operations, especially during the first two quarters of each fiscal year, are important to establishing the foundation for growth in the second half of each fiscal year and in future periods.  During the first three quarters of fiscal 2017, the Company opened three new direct sales offices in China, hired new client partners and additional Education practice coaches, acquired license rights for new intellectual property offerings through the AAP, and continued to develop and expand the capabilities of its AAP offering.  The Company's newly opened offices in China met expectations during the third quarter, recognizing $2.6 million of sales.  The transition of the China operations from a licensee partner to a direct office has gone well, and the Company expects continued favorable performance from these offices in the future.  The Company continues to expand its sales force and hired new client partners and Education practice coaches near the end of the fourth quarter of fiscal 2016 and in the first three quarters of fiscal 2017.  As these new sales personnel ramp, the Company anticipates that they will contribute to expected sales during the remainder of fiscal 2017.  The Company plans to hire additional client partners in the coming months.

Financial Overview

The following is a summary of key financial results for the quarter ended May 31, 2017:

▪
Revenue:  Consolidated revenue for the third quarter of fiscal 2017 was $43.8 million compared with $44.7 million in the third quarter of fiscal 2016.  In addition, the Company had a $5.4 million increase in subscription deferred revenues during the third quarter, compared to a $2.1 million net change in subscription deferred revenues during the third quarter of fiscal 2016.  The Company's newly opened sales offices in China reported $2.6 million in sales, which was in line with expectations, and the Education practice grew by $1.1 million, or 14%, compared with the third quarter of the prior year.  These increases were offset by 1) increased AAP revenues, which are initially deferred and recognized over the lives of the underlying contracts; 2) a $1.7 million decrease in domestic sales office revenues resulting from the transition to the AAP business model and less onsite delivery revenues; 3) a $1.5 million decrease in Strategic Market segment revenues resulting from fewer new contracts in its various divisions; and 4) a $0.5 million decrease in international licensee royalty revenues as the Company's China licensee was converted to a direct office ($0.6 million of royalty revenues in the third quarter of fiscal 2016).

▪
All Access Pass Contracts:  For the quarter ended May 31, 2017, the Company invoiced $9.2 million of All Access Pass contracts and $3.9 million of related services and materials, compared with $5.8 million of AAP contracts and $0.2 million of related services and materials, in the third quarter of fiscal 2016.

▪
Gross profit:  Third quarter 2017 gross profit was $27.3 million compared with $29.6 million in the third quarter of fiscal 2016.  The decrease was primarily due to the impact of increased AAP sales with the corresponding deferral of revenue, as well as other factors described above, and the Company's decision to exit the publishing business in Japan and write off the majority of its book inventory for $1.8 million.  The Company's gross margin for the quarter ended May 31, 2017 was 62.5% compared with 66.1% in the third quarter of fiscal 2016.  Excluding the costs to exit the publishing business in Japan, the Company's gross margin improved to 66.6% of sales for the quarter ended May 31, 2017, even excluding the net increase in the deferral of more than $3.3 million of high-margin subscription deferred revenues.

▪
Operating Expenses:  The Company's operating expenses in the third quarter of fiscal 2017 increased by $3.0 million compared with the third quarter of fiscal 2016, which was primarily due to a $1.6 million increase in selling, general, and administrative (SG&A) expenses and a $1.3 million restructuring charge (described below).  Increased SG&A expenses were primarily due to opening new sales offices in China, hiring additional sales and sales-related personnel, and increased non-cash share-based compensation expense.

▪
Restructuring Charges:  During the third quarter of fiscal 2017, the Company determined to exit the publishing business in Japan and restructured its U.S./Canada direct office operations in order to transition to an AAP centric business model.  The Company expensed $3.1 million related to these changes in its business during the third quarter of fiscal 2017.  Due to a change in strategy designed to focus resources and efforts on sales of the All Access Pass in Japan, and declining sales and profitability of the publishing business, the Company decided to exit the publishing business in Japan and wrote off the majority of its book inventory located in Japan for $1.8 million, which was reported as a component of cost of sales.  The Company also restructured the operations of its U.S/Canada direct offices to create new smaller regional teams which are focused on selling the All Access Pass.  Accordingly, the Company determined that the three remaining sales offices were unnecessary since most client partners work from home-based offices, the operations of the Sales Performance and Winning Customer Loyalty Practices were restructured, and certain functions were eliminated to reduce costs in future periods.  These charges totaled $1.3 million for the quarter.

▪
Operating Loss:  The Company's loss from operations for the third quarter of fiscal 2017 reflected the factors cited above and was $(6.5) million compared with $(1.3) million in the third quarter of the prior year.

▪	Adjusted EBITDA: Adjusted EBITDA for the third quarter was a slight loss of approximately $18,000, compared with $1.8 million of income in the third quarter of fiscal 2016.
▪	Net Loss: Third quarter fiscal 2017 net loss was $(4.5) million compared with $(1.1) million in the third quarter of fiscal 2016, reflecting the above-noted factors.
▪	Net Loss Per Share: Loss per share for the quarter ended May 31, 2017 was $(.33) compared with $(.07) net loss per share in the third quarter of the prior year.
▪
Cash and Liquidity Remain Strong:  The Company's balance sheet and liquidity position remained healthy through the third quarter of fiscal 2017.  The Company had $8.0 million of cash at May 31, 2017, with $0.6 million of borrowings on its revolving credit facility, compared with $10.5 million and no borrowings on its line of credit facility at August 31, 2016.

▪
Adjusted EBITDA and Growth in Deferred Revenue Outlook:  The Company anticipates a strong financial result in the fourth quarter, and therefore expects Adjusted EBITDA for fiscal 2017 to be equal to, or slightly below, the previously released guidance range of $10 million to $14 million.  The Company's original guidance for the fourth quarter was $14 million of Adjusted EBITDA, and that deferred revenue, less 15% for deferred costs, would increase by more than $13.5 million.  The Company still expects the change in deferred revenue, less deferred costs, to increase by $13.5 million and expects Adjusted EBITDA to be close to the guidance of $14 million, contingent upon the mix of sales in the fourth quarter.  The Company's year-to-date Adjusted EBITDA is within $0.3 million of guidance.  The year-to-date change in deferred revenue, less deferred costs, while significant, is $3.7 million less than previously released guidance.  While the Company anticipates a strong fourth quarter result, it is possible, but unlikely, that this deficit can be completely overcome for the year.

Bob Whitman, Chairman and Chief Executive Officer, commented, "During the third quarter, we were encouraged by the strong year-over-year growth in All Access Pass contracts invoiced, and by the high renewal rate of All Access Pass contracts.  We believe that the transition to the All Access Pass business model will provide growth in future periods through higher initial sale sizes, consistently strong renewals, and from sales of add-on services and training materials.  The All Access Pass approach is strengthening every aspect of our business as we change the way we engage with clients, both pre- and post-sale, expand our reach within the customer, and create additional value for them.  Because of the long-term advantages of All Access Pass to our clients and to us, we are pleased to have sales shift from our traditional channels to the All Access Pass.  The transition to the All Access Pass is building strong momentum in our operations,  and we believe that we are now at positive inflection points where: our growing deferred revenue balances will flow-through to increases in sales and profits; sales of services and materials added on to All Access Passes alone will substantially offset declines in our traditional onsite and facilitator channels; and where the percentage profit flow-through on increases in revenue will improve.  We believe we are positioned for accelerated growth in the fourth quarter and future years."

Fiscal 2017 Year-To-Date Financial Results

Consolidated revenue for the first three quarters of fiscal 2017 was $125.7 million compared with $135.2 million in the first three quarters of fiscal 2016.  Sales from the Company's new offices in China totaled $7.7 million for the first three quarters of fiscal 2017 and Education practice sales increased $2.7 million, or 12%, compared with the prior year.  Increased sales in China and through the Education practice were offset by 1) increased AAP deferred revenues, which are initially deferred and recognized over the lives of the underlying contracts; 2) an $8.4 million decrease in domestic sales office revenues primarily resulting from the transition to the AAP-driven business model and decreased onsite presentations; 3) a $3.8 million decrease in Sales Performance practice revenues resulting primarily from ongoing contracting issues; and 4) a $2.5 million decrease in international licensee royalty revenues as the Company's China licensee was converted to a direct office ($1.8 million of royalties in the same period of the prior year) and certain other licensee partners' sales declined modestly compared with the prior year.  Consolidated gross profit was $80.7 million compared with $89.5 million in the first three quarters of fiscal 2016.  Gross margin for the first three quarters of fiscal 2017 was 64.2% compared with 66.2% in the first three quarters of the prior year.  Excluding the costs to exit the Japan publishing business in the third quarter, gross margin was 65.6% for the three quarters ended May 31, 2017, which also excludes the increased deferral of high-margin subscription revenues during the fiscal year.

The Company's operating expenses increased $7.8 million compared with the first three quarters of fiscal 2016.  The increase in operating expenses was primarily due to increased SG&A expenses from opening three new offices in China during the fiscal year, which totaled $4.4 million; a $3.5 million increase in spending related to new sales and sales-related personnel, and increased travel and advertising to promote the new offices in China and the AAP; a $1.3 million restructuring charge, as previously discussed; $1.5 million of contract termination costs, which were expensed in the second quarter; and a $1.1 million increase in non-cash stock-based compensation expense.  These increases were partially offset by a decrease from the change in estimated earn out payments from a prior acquisition, decreased bad debt expense, and decreased amortization expense.  As a result of these factors, the Company's loss from operations through May 31, 2017 was $(16.4) million compared with income from operations of $0.2 million in the first three quarters of fiscal 2016.  Adjusted EBITDA for the three quarters ended May 31, 2017 was a loss of $(3.2) million compared with income of $10.7 million in the first three quarters of fiscal 2016.  Net loss for the first three quarters of fiscal 2017 was $(11.8) million, or $(.86) per share, compared with a net loss of $(0.7) million, or $(.05) per share, in fiscal 2016.

Earnings Conference Call

On Thursday, June 29, 2017, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended May 31, 2017.  Interested persons may participate by dialing 888-771-4371 (International participants may dial 847-585-4405), access code: 45130683.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m/p/di4pdmku.  A replay will be available from June 29 (7:30 pm ET) through July 6, 2017 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 45130683#.  The webcast will also remain accessible through July 6, 2017 on the Investor Relations area of the Company's Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements related to the Company's future results and profitability; future sales and renewals of AAP contracts and accompanying accelerated growth; the expected sum of Adjusted EBITDA and growth in deferred revenues in fiscal 2017; anticipated future sales, including in the Company's new China offices; anticipated impact from the acquisition of Robert Gregory Partners, LLC; the release of translated AAP content; expected benefits of AAP to the Company; and goals relating to the growth of the Company.  Forward-looking statements are based upon management's current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; renewal of AAP contracts; the performance of our offices in China; the impact of new sales personnel; the impact of deferred AAP revenues on future financial results; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company's control or influence, any one of which may cause future results to differ materially from the Company's current expectations, and there can be no assurance that the Company's actual future performance will meet management's expectations.  These forward-looking statements are based on management's current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, "Adjusted EBITDA," to consolidated net loss, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, stock-based compensation expense, restructuring charges, and certain other items such as adjustments to the fair value of expected earn out liabilities resulting from the acquisition of businesses.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  We are unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to estimate and dependent on future events which may be uncertain or out of our control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver our offerings such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global, public company specializing in organizational performance improvement.  We help organizations and individuals achieve results that require a change in human behavior.  Our expertise is in seven areas: leadership, execution, productivity, trust, sales performance, customer loyalty and education.  Over its history, Franklin Covey clients have included 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Franklin Covey has more than 100 direct and partner offices providing professional services in over 150 countries and territories.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 28,	May 31,	May 28,
	2017	2016	2017	2016

Net sales	$43,751	$44,738	$125,734	$135,224

Cost of sales	16,410	15,176	45,054	45,736
Gross profit	27,341	29,562	80,680	89,488

Selling, general, and administrative	30,713	29,095	89,177	83,521
Restructuring costs	1,335	-	1,335	376
Contract termination costs	-	-	1,500	-
Depreciation	949	1,003	2,743	2,809
Amortization	835	722	2,278	2,541
Income (loss) from operations	(6,491)	(1,258)	(16,353)	241

Interest expense, net	(532)	(483)	(1,551)	(1,416)
Loss before income taxes	(7,023)	(1,741)	(17,904)	(1,175)

Income tax benefit	2,482	689	6,073	465
Net loss	$(4,541)	$(1,052)	$(11,831)	$(710)

Net loss per common share:
Basic and diluted	$(0.33)	$(0.07)	$(0.86)	$(0.05)

Weighted average common shares:
Basic and diluted	13,834	14,259	13,817	15,259

Other data:
Adjusted EBITDA(1)	$(18)	$1,794	$(3,204)	$10,675

(1)	The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, restructuring charges, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Loss to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 28,	May 31,	May 28,
	2017	2016	2017	2016
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(4,541)	$(1,052)	$(11,831)	$(710)
Adjustments:
Interest expense, net	532	483	1,551	1,416
Income tax benefit	(2,482)	(689)	(6,073)	(465)
Amortization	835	722	2,278	2,541
Depreciation	949	1,003	2,743	2,809
Stock-based compensation	1,210	1,048	3,987	2,922
Costs to exit Japan publishing business	1,792	-	1,792	-
Restructuring costs	1,335	-	1,335	376
Contract termination costs	-	-	1,500	-
Increase (reduction) to contingent earnout liability	-	88	(1,936)	1,456
China start-up costs	-	60	505	106
ERP system implementation costs	327	131	920	224
Other expense	25	-	25	-

Adjusted EBITDA	$(18)	$1,794	$(3,204)	$10,675

Adjusted EBITDA margin	0.0%	4.0%	-2.5%	7.9%

FRANKLIN COVEY CO.
Additional Sales and Financial Information
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 28,	May 31,	May 28,
	2017	2016	2017	2016
Sales Detail by Segment:
Direct offices	$24,019	$23,894	$68,678	$72,107
Strategic markets	5,419	6,924	16,181	21,670
Education practice	8,596	7,517	25,187	22,520
International licensees	3,822	4,332	10,191	12,702
Corporate and other	1,895	2,071	5,497	6,225

Total	$43,751	$44,738	$125,734	$135,224

Sales Detail by Category:
Training and consulting services	$41,822	$42,275	$119,982	$127,746
Products	1,035	1,340	3,083	4,125
Leasing	894	1,123	2,669	3,353

	43,751	44,738	125,734	135,224
Cost of Goods Sold by Category:
Training and consulting services	13,519	13,928	40,181	41,782
Products	2,370	621	3,332	2,081
Leasing	521	627	1,541	1,873
	16,410	15,176	45,054	45,736
Gross Profit	$27,341	$29,562	$80,680	$89,488

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	May 31,	August 31,
	2017	2016
Assets
Current assets:
Cash	$7,956	$10,456
Accounts receivable, less allowance for
doubtful accounts of $2,376 and $1,579	48,538	65,960
Receivable from related party	1,048	1,933
Inventories	3,420	5,042
Income taxes receivable	1,316	-
Prepaid expenses and other current assets	9,199	6,350
Total current assets	71,477	89,741

Property and equipment, net	18,511	16,083
Intangible assets, net	52,454	50,196
Goodwill	21,164	19,903
Long-term receivable from related party	701	1,235
Other assets	14,046	13,713
	$178,353	$190,871

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,815	$1,662
Current portion of term notes payable	5,000	3,750
Accounts payable	8,525	10,376
Income taxes payable	-	4
Deferred revenue	28,645	20,847
Accrued liabilities	16,165	17,418
Total current liabilities	60,150	54,057

Line of credit	572	-
Financing obligation, less current portion	21,565	22,943
Term notes payable, less current portion	10,313	10,313
Other liabilities	1,885	3,173
Deferred income tax liabilities	83	6,670
Total liabilities	94,568	97,156

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	212,894	211,203
Retained earnings	64,797	76,628
Accumulated other comprehensive income	751	1,222
Treasury stock at cost, 13,261 and 13,332 shares	(196,010)	(196,691)
Total shareholders' equity	83,785	93,715
	$178,353	$190,871